Exhibit 99.1

Ameron Reports Higher Third-Quarter Profits

PASADENA, Calif.--(BUSINESS WIRE)--September 23, 2010--Ameron International Corporation (NYSE:AMN) today reported net income of $8.9 million, or $.96 per diluted share, in the quarter ended August 29, 2010, compared to net income of $5.9 million, or $.64 per diluted share, in the quarter ended August 30, 2009. Consolidated sales increased to $134.2 million in the third quarter of 2010, compared to $131.4 million in the third quarter of 2009.

James S. Marlen, Ameron’s Chairman, Chief Executive Officer and President stated, “We are pleased by the third-quarter profitability, especially given difficult market conditions. Overall, improvements by Water Transmission and Infrastructure Products were offset by a decline by Fiberglass-Composite Pipe. Fiberglass-Composite Pipe experienced a shift to lower-margin industrial projects and increased raw material costs.”

Year-to-date net income totaled $19.5 million, or $2.11 per diluted share, in 2010, compared to $19.2 million, or $2.08 per diluted share, in 2009. Sales for the first nine months of 2010 totaled $379.8 million, compared to $410.3 million in 2009.

Fiberglass-Composite Pipe Group’s third-quarter sales increased 6% to $60.1 million, but segment income decreased 13% to $14.8 million in 2010, compared to 2009. Third-quarter sales increased in key onshore oilfield and mining markets in North and South America. Sales from Asian operations into marine and offshore energy exploration and production markets declined and were replaced by lower-margin industrial sales. In Brazil, sales growth came from the municipal water markets and from the new Centron operation which produces onshore oil field piping. Most of the Group’s worldwide, consolidated operations had lower third-quarter profits in 2010. Profits declined throughout the Group due to higher raw material costs. Additionally, profits in Asia were impacted by a shift to lower-margin industrial projects. The Group’s 2010 third-quarter profits included income related to dividends from an affiliated company in Saudi Arabia of $1.9 million. Orders for marine and offshore projects softened in recent months; however, looking forward, the Fiberglass-Composite Pipe Group continues to see strong demand due primarily to energy-related projects.

Infrastructure Products Group’s sales were lower in the third quarter of 2010 due to the weakness in residential and commercial construction markets. Pole Products’ sales and segment income were lower in 2010, compared to 2009; while the Hawaii Division’s segment income improved on lower sales. The Group’s combined sales declined $2.2 million, or 6%; while combined segment income increased $1.0 million, or 41%. Sales of steel poles for transportation projects and concrete poles for new construction projects remained sluggish. Demand for aggregates on both Oahu and Maui fell as construction spending in Hawaii continued to be impacted by the recessionary economy. Hawaii’s profits rose due to expanded and improved quarry operations on Oahu and certain higher-margin projects completed in 2010. The State of Hawaii’s fiscal challenges and the lower level of tourism are expected to delay a recovery in Hawaiian construction. Demand for poles appears to have stabilized. However, significant recovery of the Infrastructure Products Group is not expected in the short term.

Water Transmission Group’s sales and profits were higher in the third quarter of 2010, compared to the same period in 2009. The profitability of the water pipe business improved, while the profitability of the wind tower business was flat. The Group’s combined sales increased $1.7 million, or 4%, due to higher pipe sales than in the third quarter of 2009. As anticipated, water pipe sales improved in the third quarter due to several large projects in Northern California. Wind tower sales declined in the third quarter of 2010, compared to the third quarter of 2009. New tower orders remain elusive due to weak wind energy markets and the inability of wind farm developers to obtain project financing. The wind tower business is not expected to recover in the near term. The water pipe business was also affected by the low bid activity due to tight municipal and state budgets, the lack of available project financing and the timing of construction of major water transmission pipelines. While a number of wind tower and pipe projects are being followed and planning activities have increased, it remains uncertain when owners, water agencies and municipalities will proceed with these projects.

TAMCO’s sales increased in the third quarter of 2010, compared to the same period in 2009. Shipments in 2010 remained well below TAMCO’s production capacity. TAMCO’s net loss in the third quarter of 2010 totaled $.4 million, compared to a loss of $.7 million in 2009. Ameron’s share of TAMCO’s net loss was $.2 million after taxes in 2010, compared to a loss of $.3 million in 2009. On September 15, 2010, the Company announced an agreement to sell its 50% ownership of TAMCO to Gerdau Ameristeel US Inc.

“While 2010 continues to be challenging, we are pleased with third-quarter results and are cautiously optimistic for the balance of the year. The Company will be led by the Fiberglass-Composite Pipe Group and constrained by the cyclical, construction-related businesses. We are focusing on controlling costs to maximize profits in spite of weak markets and are actively reviewing all operations for improvements. Likewise, we are investing in expanding and enhancing the Company’s capabilities and markets. Additionally, the Company will be reviewing cash deployment strategies for the TAMCO sale proceeds, including pursuing acquisitions within its core business units or in closely-related businesses and other financial options. While forecasting visibility remains limited, recovery in the Company’s markets appears to be slower than anticipated. We remain optimistic that as the global economy recovers and stabilizes, the Company will capitalize on its strong market positions and achieve superior long-term results,” James S. Marlen concluded.

About Ameron International Corporation

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the U.S. and the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2009. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	August 29,	August 30,	August 29,	August 30,
(Dollars in thousands, except per share data)	2010	2009	2010	2009
Sales	$134,199	$131,378	$379,761	$410,300
Cost of sales	(101,553)	(95,760)	(282,338)	(303,211)
Gross profit	32,646	35,618	97,423	107,089

Selling, general and administrative expenses	(24,116)	(25,602)	(75,516)	(77,887)
Other income, net	2,132	418	3,643	3,320
Income before interest, income taxes and equity in loss of affiliate	10,662	10,434	25,550	32,522
Interest expense, net	(243)	(373)	(655)	(692)
Income before income taxes and equity in loss of affiliate	10,419	10,061	24,895	31,830
Provision for income taxes	(1,349)	(3,778)	(4,008)	(8,397)
Income before equity in loss of affiliate	9,070	6,283	20,887	23,433
Equity in loss of affiliate, net of taxes	(168)	(335)	(1,353)	(4,233)
Net income	$8,902	$5,948	$19,534	$19,200

Net income per share allocated to Common Stock
Basic	$.96	$.64	$2.11	$2.08

Diluted	$.96	$.64	$2.11	$2.08

Weighted-average shares (basic)	9,218,180	9,173,955	9,200,511	9,164,093
Weighted-average shares (diluted)	9,229,722	9,195,970	9,215,993	9,180,304

Cash dividends per share	$.30	$.30	$.90	$.90

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS – ASSETS (UNAUDITED)

	August 29,	November 30,
(Dollars in thousands)	2010	2009
ASSETS

Current assets
Cash and cash equivalents	$179,946	$181,114
Receivables, less allowances of $4,860 in 2010 and $5,351 in 2009	150,922	151,210
Inventories	63,887	62,700
Deferred income taxes	18,961	19,795
Prepaid expenses and other current assets	11,401	11,585

Total current assets	425,117	426,404

Investments
Equity method affiliate	25,661	30,626
Cost method affiliates	3,784	3,784

Property, plant and equipment
Land	46,041	46,029
Buildings	101,897	100,583
Machinery and equipment	364,722	345,604
Construction in progress	34,087	32,306

Total property, plant and equipment at cost	546,747	524,522
Accumulated depreciation	(301,591)	(286,014)

Total property, plant and equipment, net	245,156	238,508
Deferred income taxes	14,321	14,321
Goodwill and intangible assets, net of accumulated amortization of $1,281 in 2010 and $1,257 in 2009	2,062	2,088
Other assets	46,826	46,818

Total assets	$762,927	$762,549

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS – LIABILITIES AND STOCKHOLDERS' EQUITY (UNAUDITED)

	August 29,	November 30,
(Dollars in thousands, except per share data)	2010	2009
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$7,539	$7,366
Trade payables	43,234	44,052
Accrued liabilities	77,678	77,515
Income taxes payable	4,313	10,004

Total current liabilities	132,764	138,937

Long-term debt, less current portion	31,006	30,933
Deferred income taxes	1,755	1,710
Other long-term liabilities	94,256	99,379

Total liabilities	259,781	270,959

Commitments and contingencies

Stockholders' equity
Common Stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,247,105 shares in 2010 and 9,209,836 shares in 2009	30,047	29,920
Additional paid-in capital	60,705	59,531
Retained earnings	511,427	500,224
Accumulated other comprehensive loss	(41,964)	(42,036)
Treasury Stock (2,771,637 shares in 2010 and 2,758,356 shares in 2009)	(57,069)	(56,049)

Total stockholders' equity	503,146	491,590

Total liabilities and stockholders' equity	$762,927	$762,549

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	August 29,	August 30,
(Dollars In thousands)	2010	2009
OPERATING ACTIVITIES
Net income	$19,534	$19,200
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,401	15,229
Amortization	25	28
Loss from affiliate	1,467	4,684
Loss/(gain) from sale of property, plant and equipment	90	(72)
Stock compensation expense	1,719	3,229
Changes in operating assets and liabilities:
Receivables, net	256	37,013
Inventories	(1,032)	25,604
Prepaid expenses and other current assets	232	(2,009)
Other assets	(81)	(210)
Trade payables	(1,012)	(10,226)
Accrued liabilities and income taxes payable	(6,197)	(11,332)
Other long-term liabilities and deferred income taxes	(4,924)	5,844
Net cash provided by operating activities	29,478	86,982

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	289	552
Additions to property, plant and equipment	(25,372)	(35,245)
Investment in affiliate	-	(10,000)
Loan repayment from/(loan to) affiliate, net	3,500	(12,500)
Net cash used in investing activities	(21,583)	(57,193)

FINANCING ACTIVITIES
Issuance of debt	222	447
Repayment of debt	(518)	-
Debt issuance costs	-	(953)
Dividends on Common Stock	(8,331)	(8,286)
Issuance of Common Stock	332	-
Excess tax benefits related to stock-based compensation	-	796
Purchase of treasury stock	(1,081)	(992)
Net cash used in financing activities	(9,376)	(8,988)

Effect of exchange rate changes on cash and cash equivalents	313	5,846
Net change in cash and cash equivalents	(1,168)	26,647
Cash and cash equivalents at beginning of period	181,114	143,561

Cash and cash equivalents at end of period	$179,946	$170,208

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended		Nine Months Ended
	August 29,	August 30,	August 29,	August 30,
(In thousands)	2010	2009	2010	2009
Sales
Fiberglass-Composite Pipe	$60,128	$56,842	$179,302	$169,115
Water Transmission	41,432	39,764	108,532	133,558
Infrastructure Products	32,615	34,773	91,933	107,639
Eliminations	24	(1)	(6)	(12)
Total Sales	$134,199	$131,378	$379,761	$410,300

Income Before Interest, Income Taxes and Equity in Loss of Affiliate
Fiberglass-Composite Pipe	$14,784	$17,062	$46,614	$48,198
Water Transmission	2,121	619	491	3,314
Infrastructure Products	3,436	2,432	7,020	9,275
Corporate and unallocated	(9,679)	(9,679)	(28,575)	(28,265)
Total Income Before Interest, Income Taxes and Equity in Loss of Affiliate	$10,662	$10,434	$25,550	$32,522

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
Telephone: 626-683-4000